UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2013

VIRGIN MEDIA INC.

(Exact name of Registrant as specified in its charter)

Delaware	File No. 000-50886	46-1961563
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Bleecker Street, 6th Floor, New York, New York 10012

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 906-8440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2013, Liberty Global, Inc., a Delaware corporation (“LGI”), Liberty Global plc, a public limited company organized under English law (“Liberty Global”), and Virgin Media Inc., a Delaware corporation (“Old VMI”), completed the previously-announced business combination transaction pursuant to which Liberty Global plc became the publicly-held parent company of the successors by merger to LGI and Old VMI (the “Mergers”). In connection with the Mergers and pursuant to the Agreement and Plan of Merger dated as of February 5, 2013, as amended on March 6, 2013 (the “Merger Agreement”), by and among LGI, Liberty Global plc, Lynx US MergerCo 1 LLC (“Lynx Merger Sub 1”), Lynx US MergerCo 2 LLC (“Lynx Merger Sub 2”), Viper US MergerCo 1 LLC (the “Company”), Viper US MergerCo 2 LLC (“Viper Merger Sub 2”) and Old VMI, (a) Viper Merger Sub 2 was merged with and into Old VMI, with Old VMI as the surviving entity, (b) immediately thereafter, and as part of the same plan, Old VMI as the surviving entity was then merged with and into the Company, with the Company as the surviving entity (renamed Virgin Media Inc.), (c) immediately thereafter, and as part of the same plan, Lynx Merger Sub 2 was merged with and into LGI, with LGI as the surviving entity, and (d) immediately thereafter, and as part of the same plan, LGI as the surviving entity was then merged with and into Lynx Merger Sub 1, with Lynx Merger Sub 1 as the surviving entity (renamed Liberty Global, Inc.).

(b), (c) Removal and Appointment of Principal Officers

Effective as of the closing of the Mergers, pursuant to the Merger Agreement, each of the executive officers of Old VMI was effectively removed. Effective as of June 10, 2013, Tom Mockridge assumed the role of Chief Executive Officer (“CEO”) of the Company and will serve as the Company’s principal executive officer, and Robert Dunn assumed the role of Chief Financial Officer (“CFO”) of the Company and will serve as the Company’s principal financial officer and principal accounting officer. Biographical and other information concerning each of these individuals is as follows:

Tom Mockridge, 58, was appointed Chief Executive Officer of the Company in June 2013. Prior to this, Mr. Mockridge held numerous positions over more than two decades with News Corporation. In July 2011 he became UK CEO of News International. He also served as Deputy Chairman of the Supervisory Board of Sky Deutschland AG from September 2009 and served as Deputy Chairman of BSkyB from April 2012 to January 2013. In May 2008 he was appointed Chief Executive of European Television at News Corporation; this followed his position as CEO of Sky Italia from 2003 to May 2008. Mr. Mockridge had been Managing Director of Independent Newspapers from 2001, when he also held the position of Chairman of Pay TV group Sky New Zealand. Prior to this he had been CEO of Foxtel, Australia – News Corporation’s Pay TV company – from 1996 – 1999.

Robert Dunn, 46, was appointed Chief Financial Officer of the Company in June 2013. Mr. Dunn was Managing Director of UPC Netherlands B.V., a subsidiary of LGI, from January 2011 to May 2013. He previously served as Managing Director of UPC Ireland Ltd., the owner of LGI’s broadband operations in Ireland, from 2006 to 2010, and prior to assuming such position he served as Managing Director, Finance & Accounting of UPC Broadband N.V., a subsidiary of LGI (and a predecessor company, UnitedGlobalCom, Inc.) from 2001. He earlier served as Group Controller of Impress Packaging Group B.V. from 1997 to 2000. He worked with Price Waterhouse, London for nine years from October 1988.

(d) Appointment of Directors

Effective as of the closing of the Mergers, pursuant to the Merger Agreement, each of the directors was effectively removed, and Bernard G. Dvorak and Bryan H. Hall were appointed as directors of the Company. Biographical and other information concerning each of these individuals is as follows:

Bernard G. Dvorak, 53, has served as an Executive Vice President since January 2012 and Co-Chief Financial Officer (Principal Accounting Officer) of Liberty Global (and its predecessor company, LGI) since June 2005. From April 2005 to January 2012, Mr. Dvorak served as a Senior Vice President of LGI. In addition, Mr. Dvorak has served as an officer of various subsidiaries of LGI since March 2004.

Mr. Dvorak’s significant business and financial background in the media and telecommunication industries and his particular knowledge of, and experience with all aspects of, international cable television operations and content distribution contribute to the Company’s board’s consideration of operational and financial developments and strategies.

Bryan H. Hall, 50, has served as the Executive Vice President, General Counsel and Secretary of Liberty Global (and its predecessor company, LGI) since January 2012. Prior to joining LGI, Mr. Hall served as secretary and general counsel of Old VMI from June 2004 until January 2011. While at Old VMI, Mr. Hall was responsible for all legal affairs affecting Old VMI, as well as matters concerning regulatory, competition, government affairs and media relations issues. From September 2000 to June 2004, Mr. Hall was a partner in the corporate department of the law firm Fried, Frank, Harris, Shriver & Jacobson LLP in New York, specializing in public and private acquisitions and acquisition financings.

Mr. Hall’s significant business and legal experience, in particular with respect to the media and telecommunication industries and his particular knowledge of, and experience with all aspects of, international cable television operations and content distribution contribute to the Company’s board’s consideration of legal, regulatory and operational developments and strategies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2013

Virgin Media Inc.

By:	/s/ Leonard P. Stegman
Leonard P. Stegman
Vice President